Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Kevin Jones	Julie Craven
(507) 437-5248	(507) 437-5345
kcjones@hormel.com	media@hormel.com

HORMEL FOODS REPORTS STRONG THIRD QUARTER RESULTS

AUSTIN, Minn. (August 20, 2010) — Hormel Foods Corporation (NYSE: HRL) today reported its performance for the fiscal year 2010 third quarter.

HIGHLIGHTS

Third Quarter

•                  Diluted EPS of $0.63, up 11 percent from $0.57 per share in 2009

•                  Segment operating profit up 13 percent from last year

•                  Dollar sales of $1.7 billion, up 10 percent from 2009

•                  Volume up 2 percent from 2009

•                  Grocery Products operating profit down 23 percent; volume up 16 percent; dollar sales up 12 percent

•                  Refrigerated Foods operating profit up 11 percent; volume flat; dollar sales up 12 percent

•                  Jennie-O Turkey Store operating profit up 93 percent; volume down 6 percent; dollar sales flat

•                  Specialty Foods operating profit up 19 percent; volume up 12 percent; dollar sales up 12 percent

•                  All Other operating profit up 3 percent; volume down 3 percent; dollar sales up 13 percent

The company reported fiscal 2010 third quarter net earnings of $85.4 million, up 11 percent from net earnings of $77.2 million a year earlier. Diluted earnings per share for the quarter were $0.63 this year compared to $0.57 per share last year. Sales totaled $1.7 billion, up 10 percent from $1.6 billion in fiscal 2009.

For the nine months ended July 25, 2010, adjusted1 net earnings were $287.8 million, up 20 percent from the same period last year.  Diluted adjusted1 net earnings per share were $2.13 compared to $1.76, up 21 percent compared to last year.  On a U.S. GAAP basis, the company reported net earnings of $274.4 million, up 15 percent from net earnings of $238.9 million a year earlier.  Diluted U.S. GAAP net earnings per share were $2.03 compared to $1.76, up 15 percent compared to last year. Sales for the nine months ended July 25, 2010, were $5.2 billion compared to $4.9 billion, up 6 percent from last year.

COMMENTARY

“We are pleased to report strong earnings and sales this quarter, which were up 11 percent and 10 percent, respectively. We are gratified by the continued strong sales growth, particularly in our branded and value-added product portfolios. Earnings growth was attributable to segment profit gains in four of our five segments, led by Jennie-O Turkey Store. This segment had an excellent quarter, showing continued strength in all areas of the business,” said Jeffrey M. Ettinger, chairman of the board, president and chief executive officer.

1 See explanation regarding adjusted earnings with tables on page 4 of this release.

“Our Refrigerated Foods segment had a strong quarter, benefiting from higher cutout margins, and our Specialty Foods segment continued its momentum this quarter on sales growth in all three of its business units. Our Grocery Products segment had a difficult quarter, hampered by higher raw material input costs,” commented Ettinger.

“We continue to be pleased with the excellent progress made with our new product lines in both our MegaMex Foods business and our Country Crock® side dish acquisition, both of which contributed to our positive results this quarter,” remarked Ettinger.

SEGMENT OPERATING HIGHLIGHTS — THIRD QUARTER

Grocery Products (13% of Net Sales, 18% of Total Segment Operating Profit)

The Grocery Products segment profit declined 23 percent due primarily to higher raw material costs.  Net sales, however, increased 12 percent for the quarter, driven primarily by increased sales of MegaMex Foods products, and by continued strong sales of Hormel® chili.

Refrigerated Foods (55% of Net Sales, 44% of Total Segment Operating Profit)

Refrigerated Foods delivered strong results, with double-digit increases achieved for both segment profit and net sales.  Lower returns due to higher raw material input costs in the value-added businesses were offset by strong pork operating margins.  Retail sales were strong, with notable increases achieved for the Hormel® party trays and Lloyd’s® barbeque products.  A nice contribution was made by the recently acquired Country Crock® side dish products, as well.

Jennie-O Turkey Store (17% of Net Sales, 21% of Total Segment Operating Profit)

Jennie-O Turkey Store completed an outstanding third quarter, with segment profit 93 percent greater than last year.  Overall improvement in operating efficiencies along with favorable commodity pricing contributed to the increased profitability.  Net sales for the quarter were flat, due to lower commodity meat sales. However, year-over-year increases of sales occurred in each of the value-added businesses.

Specialty Foods (11% of Net Sales, 14% of Total Segment Operating Profit)

The Specialty Foods segment posted excellent third quarter results, with positive contributions from each of the three business units.  Results were led by sales of sports nutrition products, private label canned products and sugar products. Overall sales revenues increased by 12 percent.

All Other (4% of Net Sales, 3% of Total Segment Operating Profit)

Segment profit for the All Other Segment, which consists primarily of Hormel Foods International, was up slightly for the third quarter.  Strong export sales of the SPAM® family of products were largely offset by higher raw material costs during the quarter.

Net Interest and Investment Income

Net interest and investment income was significantly lower this quarter, as expected, due to the lower returns on the rabbi trust investments.

General Corporate Expense

Lower general corporate expenses were attributed to decreased employee-related costs compared to last year.

OUTLOOK

“As a result of our strong performance during the quarter, we are raising our full year guidance range from $2.75 to $2.85 per share to $2.85 to $2.91 per share, on an adjusted1 basis. Both guidance ranges exclude the 10 cent per share impact of the one-time charges in our second quarter pertaining to the closing of the Valley Fresh plant and the reduced value of the deferred tax asset resulting from the new health care laws,” concluded Ettinger.

DIVIDENDS

Effective August 15, 2010, the Company paid its 328th consecutive quarterly dividend, at the annual rate of $0.84.

CONFERENCE CALL

A conference call will be Webcast at 8:30 a.m. CT (9:30 a.m. ET) on Friday, August 20, 2010. Access is available at http://www.hormelfoods.com. If you do not have Internet access and want to listen to the call over the phone, the dial in number is 866-225-8754 and you must provide the access code of 4339593. An audio replay is available by calling 800-406-7325 and entering access code 4339593. The audio replay will be available beginning at 10:30 a.m. CT on Friday, August 20, 2010, through 11:59 p.m. CT on Friday, September 3, 2010. The Webcast replay will be available at 10:30 a.m. CT, Friday, August 20, 2010, and archived for one year.

1 See explanation regarding adjusted earnings with tables on page 4 of this release.

COMPARISON OF U.S. GAAP TO NON-GAAP FINANCIAL MEASUREMENTS

The non-GAAP adjusted financial measurements are provided to assist the investor in better understanding the Company’s operating performance by excluding the impact of certain non-recurring items affecting comparability. Non-GAAP measurements are not intended to be a substitute for U.S. GAAP measurements in analyzing financial performance. These non-GAAP measurements are not in accordance with any generally accepted accounting principles and may be different from non-GAAP measures used by other companies.

ADJUSTED EARNINGS

Adjusted net earnings excludes one-time charges in the second quarter of $6.3 million ($.05 per diluted share) relating to the closure of the Valley Fresh plant and an income tax charge of $7.1 million ($.05 per diluted share) primarily from the change in tax treatment of Medicare Part D reimbursements by the new health care laws.  Adjusted segment operating profit and Grocery Products adjusted segment operating profit for the nine months ended July 25, 2010 exclude one-time charges relating to the Valley Fresh plant closing.  The tables below show the calculations to reconcile from adjusted earnings to U.S. GAAP earnings.

Year to Date

	2009 U.S. GAAP Earnings	2010 Adjusted Earnings	Valley Fresh Plant Closure	Tax items primarily related to health care laws	2010 U.S. GAAP Earnings
Grocery Products	$116,527	$122,521	$(9,733)		$112,788
Refrigerated Foods	155,731	190,250			190,250
Jennie-O Turkey Store	61,847	96,100			96,100
Specialty Foods	47,237	60,841			60,841
All Other	17,936	16,678			16,678
Total segment operating profit	399,278	486,390	(9,733)		476,657
Net interest and investment income	(3,951)	(17,452)			(17,452)
General corporate expense	(28,018)	(25,459)			(25,459)
Earnings before income taxes	367,309	443,479	(9,733)		433,746
Income taxes	(128,372)	(155,642)	3,455	$(7,120)	(159,307)
Net earnings attributable to Hormel Foods Corporation	$238,937	$287,837	$(6,278)	$(7,120)	$274,439

Diluted net earnings per share	$1.76	$2.13	$(0.05)	$(0.05)	$2.03

The following is a reconciliation of Forecasted Diluted Net Earnings per Common Share to our Full Year Guidance for the period presented.

Full Year 2010
Forecasted Diluted Net Earnings per Common Share	$2.75 - $2.81
Plant closing & tax treatment charges	+ 0.10
Full Year Guidance for Adjusted Diluted Net Earnings per Common Share	$2.85 - $2.91

ABOUT HORMEL FOODS CORPORATION

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry. The company leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring quality, value-added brands to the global marketplace. The company is a member of the Standard & Poor’s 500 Index and was named “One of the 100 Most Trustworthy Companies” by Forbes in 2010. The company enjoys a strong reputation among consumers, retail grocers, foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value. For more information, visit http://www.hormelfoods.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking information based on management’s current views and assumptions. Actual events may differ materially. Please refer to the cautionary statement regarding Forward-Looking Statements and Risk Factors that appear on pages 32-38 in the company’s Form 10-Q for the quarter ended April 25, 2010, which was filed with the SEC on June 4, 2010, and can be accessed at www.hormelfoods.com under “Investors-SEC Filings.”

“Country Crock” is a registered trademark of the Unilever Group of Companies and is used under license. All rights reserved.

Segment Data

Fiscal 2010 Third Quarter Segment Operating Results (in Thousands)

	THIRD QUARTER — 13 WEEKS ENDED
	July 25, 2010	July 26, 2009	% Change
NET SALES
Grocery Products	$235,034	$209,012	12.5
Refrigerated Foods	950,075	847,578	12.1
Jennie-O Turkey Store	295,862	295,381	0.2
Specialty Foods	187,065	167,203	11.9
All Other	62,415	55,266	12.9
Total	$1,730,451	$1,574,440	9.9

OPERATING PROFIT
Grocery Products	$25,596	$33,215	(22.9)
Refrigerated Foods	64,539	58,291	10.7
Jennie-O Turkey Store	30,664	15,920	92.6
Specialty Foods	19,703	16,488	19.5
All Other	4,823	4,664	3.4
Total segment operating profit	145,325	128,578	13.0
Net interest and investment income	(6,183)	(553)	(1,018.1)
General corporate expense	(5,705)	(9,974)	42.8
Noncontrolling interest	994	926	7.3
Earnings before income taxes	$134,431	$118,977	13.0

	YEAR TO DATE — 39 WEEKS ENDED
	July 25, 2010	July 26, 2009	% Change
NET SALES
Grocery Products	$753,343	$692,639	8.8
Refrigerated Foods	2,735,847	2,579,064	6.1
Jennie-O Turkey Store	908,364	890,165	2.0
Specialty Foods	570,941	519,679	9.9
All Other	189,185	177,022	6.9
Total	$5,157,680	$4,858,569	6.2

OPERATING PROFIT
Grocery Products	$112,788	$116,527	(3.2)
Refrigerated Foods	190,250	155,731	22.2
Jennie-O Turkey Store	96,100	61,847	55.4
Specialty Foods	60,841	47,237	28.8
All Other	16,678	17,936	(7.0)
Total segment operating profit	476,657	399,278	19.4
Net interest and investment income	(17,452)	(3,951)	(341.7)
General corporate expense	(25,459)	(28,018)	9.1
Noncontrolling interest	2,729	2,435	12.1
Earnings before income taxes	$436,475	$369,744	18.0

HORMEL FOODS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	7-25-2010	7-26-2009	7-25-2010	7-26-2009

Net sales	$1,730,451	$1,574,440	$5,157,680	$4,858,569

Cost of products sold	1,445,536	1,314,116	4,273,911	4,063,892

GROSS PROFIT:	284,915	260,324	883,769	794,677

Selling, general and administrative	146,523	142,010	438,837	424,381

Equity in earnings of affiliates	2,222	1,216	8,995	3,399

OPERATING INCOME:	140,614	119,530	453,927	373,695

Other income & expenses:
Interest & investment income	310	6,410	2,176	17,385
Interest expense	(6,493)	(6,963)	(19,628)	(21,336)

EARNINGS BEFORE INCOME TAXES:	134,431	118,977	436,475	369,744

Provision for income taxes	48,067	40,882	159,307	128,372
(effective tax rate)	35.76%	34.36%	36.50%	34.72%

NET EARNINGS	86,364	78,095	277,168	241,372
Less: Net earnings attributable to noncontrolling interest	994	926	2,729	2,435
NET EARNINGS ATTRIBUTABLE TO HORMEL FOODS CORPORATION	$85,370	$77,169	$274,439	$238,937

NET EARNINGS PER SHARE
Basic	$.64	$.57	$2.06	$1.78
Diluted	$.63	$.57	$2.03	$1.76

WEIGHTED AVG SHARES OUT
Basic	133,201	134,255	133,461	134,301
Diluted	135,163	135,720	135,368	135,419

DIVIDENDS DECLARED PER SHARE	$.21	$.19	$.63	$.57

HORMEL FOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	July 25, 2010	October 25, 2009
	(In Thousands)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$376,917	$385,252
Short-term marketable securities	50,214	0
Accounts receivable	383,892	372,292
Inventories	790,875	722,371
Income taxes receivable	6,421	0
Deferred income taxes	71,501	66,435
Prepaid expenses	13,342	9,130
Other current assets	17,420	19,253

TOTAL CURRENT ASSETS	1,710,582	1,574,733

INTANGIBLES	773,088	761,009

OTHER ASSETS	433,193	403,600

PROPERTY, PLANT & EQUIPMENT, NET	928,163	952,713

TOTAL ASSETS	$3,845,026	$3,692,055

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

TOTAL CURRENT LIABILITIES	$1,016,111	$685,029

LONG-TERM DEBT — LESS CURRENT MATURITIES	0	350,000

OTHER LONG-TERM LIABILITIES	521,193	532,705

SHAREHOLDERS’ INVESTMENT	2,307,722	2,124,321

TOTAL LIAB. & SHAREHOLDERS’ INVESTMENT	$3,845,026	$3,692,055

HORMEL FOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Thirty-Nine Weeks Ended
	7-25-2010	7-26-2009
	(In Thousands)
OPERATING ACTIVITIES
Net earnings	$277,168	$241,372
Depreciation and amortization of intangibles	92,118	94,074
(Increase) Decrease in working capital	(101,817)	9,243
Other	4,153	(12,566)
NET CASH PROVIDED BY OPERATING ACTIVITIES	271,622	332,123

INVESTING ACTIVITIES
Net (purchase) sale of securities	(50,000)	3,899
Acquisitions of businesses/intangibles	(27,978)	(701)
Net purchases of property / equipment	(60,554)	(67,721)
(Increase) Decrease in investments, equity in affiliates, and other assets	(30,970)	4,283
NET CASH USED IN INVESTING ACTIVITIES	(169,502)	(60,240)

FINANCING ACTIVITIES
Net (payments on) proceeds from debt	0	(40,000)
Dividends paid on common stock	(81,429)	(75,880)
Share repurchase	(53,171)	(13,876)
Other	24,145	(1,805)
NET CASH USED IN FINANCING ACTIVITIES	(110,455)	(131,561)
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(8,335)	140,322
Cash and cash equivalents at beginning of year	385,252	154,778
CASH AND CASH EQUIVALENTS AT END OF QUARTER	$376,917	$295,100